                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.   2 )*
                                             -----


                         TOLLGRADE COMMUNICATIONS, INC.
                    ----------------------------------------
                                (NAME OF ISSUER)


                                  COMMON STOCK
                    ----------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   889542 10 6
                    ----------------------------------------
                                 (CUSIP NUMBER)


CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID WITH THIS STATEMENT / / . (A FEE IS NOT REQUIRED ONLY IF THE FILING PERSON: (1) HAS A PREVIOUS STATEMENT ON FILE REPORTING BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES DESCRIBED IN ITEM 1; AND (2) HAS FILED NO AMENDMENT SUBSEQUENT THERETO REPORTING BENEFICIAL OWNERSHIP OF FIVE PERCENT OR LESS OF SUCH CLASS.) (SEE RULE 13D-7).

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSES OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


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CUSIP NO.      889542  10 6                                                  13G
          --------------------------


         -----------------------------------------------------------------------

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                      RICHARD H. HEIBEL, M.D.
         -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (A) [  ]
                                      NOT APPLICABLE                    (B) [  ]
         -----------------------------------------------------------------------

   3     SEC USE ONLY


         -----------------------------------------------------------------------

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                      UNITED STATES
         -----------------------------------------------------------------------

                             5        SOLE VOTING POWER
                                      155,533
        NUMBER OF            ---------------------------------------------------
         SHARES              6        SHARED VOTING POWER
      BENEFICIALLY                    103,363
        OWNED BY             ---------------------------------------------------
          EACH               7        SOLE DISPOSITIVE POWER
        REPORTING                     155,533
         PERSON              ---------------------------------------------------
          WITH               8        SHARED DISPOSITIVE POWER
                                      103,363
                             ---------------------------------------------------

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             258,896
         -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                             4.5%
         -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
                             IN
         -----------------------------------------------------------------------


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                                                                   SCHEDULE 13-G

ITEM 1(A):        NAME OF ISSUER:

                  TOLLGRADE COMMUNICATIONS, INC.


ITEM 1(B):        ADDRESS OF ISSUER'S EXECUTIVE OFFICES:

                  493 NIXON ROAD
                  CHESWICK, PA  15024


ITEM 2(A):        NAME OF PERSON FILING:

                  RICHARD H. HEIBEL, M.D.


ITEM 2(B):        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  12 GLENMOOR PLACE
                  HILTON HEAD ISLAND, SC 29926


ITEM 2(C):        CITIZENSHIP:

                  UNITED STATES


ITEM 2(D):        TITLE OF CLASS SECURITIES:

                  COMMON STOCK


ITEM 2(E):        CUSIP NUMBER:

                  889542    10    6


ITEM 3:
                  NOT APPLICABLE


ITEM 4:           OWNERSHIP:

                  (A)      NUMBER OF SHARES BENEFICIALLY OWNED:

                           AS CALCULATED UNDER RULE 13D-3, AS OF DECEMBER 31, 1997, 258,896 (INCLUDES (I) 85,383 SHARES HELD BY DR. HEIBEL, OF WHICH DR. HEIBEL HAS SOLE VOTING AND DISPOSITIVE POWER; (II) 35,994 SHARES HELD IN TRUST FOR DR. HEIBEL'S SON, AS TO WHICH DR. HEIBEL HAS SOLE VOTING AND DISPOSITIVE POWER; (III) 70,150 SHARES WHICH MAY BE ACQUIRED PURSUANT TO CURRENTLY EXERCISABLE OPTIONS, AS TO WHICH SHARES DR. HEIBEL HAS SOLE VOTING AND DISPOSITIVE POWER; AND (IV) 67,369 SHARES HELD BY DR. HEIBEL'S WIFE, AS TO WHICH SHARES DR. HEIBEL SHARES VOTING AND DISPOSITIVE POWER.


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
                                                                   SCHEDULE 13-G

                  (B)      PERCENT OF CLASS:

                           4.5%


                  (C)      POWERS:                                 NO. OF SHARES

                           SOLE VOTING POWER                             155,533

                           SHARED VOTING POWER                           103,363

                           SOLE DISPOSITIVE POWER                        155,533

                           SHARED DISPOSITIVE POWER                      103,363


ITEM 5:           OWNERSHIP OF 5% OR LESS OF A CLASS:

                  THIS STATEMENT IS BEING FILED TO REFLECT THE FACT THAT THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT (5%) OF THE CLASS OF SECURITIES.


ITEM 6:           OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON:

                  NOT APPLICABLE


ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE ULTIMATE PARENT COMPANY:

                  NOT APPLICABLE


ITEM 8:           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  NOT APPLICABLE


ITEM 9:           NOTICE OF DISSOLUTION OF GROUP:

                  NOT APPLICABLE


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                                                                   SCHEDULE 13-G


ITEM 10:          CERTIFICATION

                  BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.


                  SIGNATURE

                  AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.



                                            /S/ RICHARD H. HEIBEL, M.D.
                                            ------------------------------------
                                                RICHARD H. HEIBEL, M.D.


                                            DATE:        2/3/98
                                                 -------------------------------


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